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                                                                    Exhibit 23.4


The Board of Directors
Tellabs, Inc.

We consent to the incorporation by reference in the Post-Effective Amendment on Form S-8 to the Registration Statement (333-95135) on Form S-4 of Tellabs, Inc. of our report dated January 23, 1998 with respect to the consolidated balance sheet of Coherent Communications Systems Corporation as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the Form 8-K of Tellabs, Inc. dated November 10, 1999.

/s/ KPMG LLP

McLean, Virginia
March 10, 2000